Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of General Maritime Subsidiary Corporation (formerly General Maritime Corporation) and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting dated February 29, 2008, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP Deloitte & Touche LLP
New York, New York
December 22, 2008